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                                                                      Exhibit 11







                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 7 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 14, 1997, relating to the financial statements and financial highlights appearing in the December 31, 1996 Annual Report to Shareholders of the CIGNA International Stock Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and on the cover page of, and under the heading "Investment Advisory and Other Services" in, the Statement of Additional Information.

Price Waterhouse LLP
Boston, Massachusetts

April 28, 1997